Exhibit 10.2

U.S. PURCHASE AND SALE AGREEMENT

dated as of September 13, 2024

among

DAYFORCE US, INC.,

as an Originator and as U.S. Trade Servicer,

DAYFORCE NATIONAL TRUST BANK,

as Earned Pay Servicer,

THE VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,

as Originators,

and

DAYFORCE RECEIVABLES LLC,

as Buyer

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TABLE OF CONTENTS

(continued)

SCHEDULE I	List and Location of each Originator
ANNEX 1	UCC Details Schedule
ANNEX 2	Notice Information
EXHIBIT 2.3(e)	Form of Subordinated Note

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U.S. PURCHASE AND SALE AGREEMENT

THIS U.S. PURCHASE AND SALE AGREEMENT dated as of September 13, 2024 (this “Agreement”) is among DAYFORCE US, INC., a Delaware corporation (“Dayforce”), as an originator and as initial U.S. Trade Servicer (together with its successors and assigns, the “U.S. Trade Servicer”), DAYFORCE NATIONAL TRUST BANK, a national trust bank (“Dayforce Bank”), as initial Earned Pay Servicer (together with its successors and assigns, the “Earned Pay Servicer”, and together with the U.S. Trade Servicer, collectively, the “Servicers”), the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (together with Dayforce, the “Originators” and each, an “Originator”), and DAYFORCE RECEIVABLES LLC, a Delaware limited liability company (together with its successors and assigns, the “Buyer”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) the Receivables Purchase Agreement, dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among the Buyer, as a Seller, Dayforce Canada Receivables LP, as a Seller, the Persons from time to time party thereto as Servicers, the Persons from time to time party thereto as Purchasers and Group Agents and MUFG Bank, Ltd., as Administrative Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Deferred Payment” has the meaning given in Section 2.2.

“Purchase and Sale Termination Date” means, with respect to any Originator, the date that Receivables and Related Assets cease being sold or contributed, as applicable, to the Buyer under this Agreement pursuant to Article VI of this Agreement.

“Purchase and Sale Termination Event” means the occurrence of any of the following events or occurrences:

(a) any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days;

(b) any representation or warranty made or deemed to be made by any Originator under or in connection with this Agreement or any other Transaction Document shall prove to have been false or incorrect in any material respect when made or deemed to be made (unless such representation or warranty relates solely to one or more specific Receivables and the relevant Originator makes a Deemed Collection payment with respect to such Receivable to the extent required under this Agreement) and such breach, solely to the extent capable of cure, shall remain unremedied for thirty (30) days after the earlier of (A) written notice thereof has been provided by the Buyer or the Administrative Agent to any Originator or (B) a Responsible Officer of any Dayforce Party has knowledge thereof;

(c) any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure, solely to the extent capable of cure, shall remain unremedied for thirty (30) days after the earlier of (A) written notice thereof has been provided by the Buyer or the Administrative Agent to any Originator or (B) a Responsible Officer of any Dayforce Party has knowledge thereof; or

(d) an Event of Bankruptcy shall have occurred with respect to any Originator.

“Purchase Price” has the meaning given in Section 2.3(a).

“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records solely to the extent evidencing such Receivable (but excluding (i) any obligations or liabilities under the Contracts and (ii) the related Contract and any other rights under such Contract to the extent unrelated to such Receivable), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security, (d) all rights and remedies of any Originator under any Transaction Documents (other than this Agreement) and any other rights or assets pledged, sold or otherwise transferred to the Buyer hereunder, and (e) all products and proceeds of any of the foregoing.

“Senior Interest Holders” has the meaning given in Exhibit 2.3(e).

“Senior Interests” has the meaning given in Exhibit 2.3(e).

“Subordinated Note” has the meaning given in Section 2.3(e).

“Subordination Provisions” has the meaning given in each Subordinated Note.

SECTION 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Purchase Agreement.

ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 2.1 Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells or contributes, as applicable, to the Buyer, and the Buyer hereby purchases or acquires from each Originator, as applicable, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Assets, in each case whether now existing or hereafter arising, acquired, or originated.

SECTION 2.2 Timing of Purchases. All of the Receivables existing at the opening of each Originator’s business on the Closing Date are hereby sold or contributed, as applicable, to the Buyer on such date in accordance with the terms hereof. All of the Receivables originated by any Originator on any date after the Closing Date until the Purchase and Sale Termination Date shall be sold or contributed, as applicable, to the Buyer on such date in accordance with the terms hereof. With respect to any Receivables that are sold to the Buyer, the Buyer shall pay to the applicable Originator on the date of such sale the applicable Purchase Price for such Receivables in immediately available funds; provided, however, to the extent that the Buyer does not have funds available to pay the Purchase Price due on the sale date in cash (such cash insufficiency being a “Deferred Payment”), the Buyer shall pay the Deferred Payment by (a) in the case of Dayforce Licensing, treating the Deferred Payment as a capital contribution, as provided in Section 2.3(e) below or (b) in the case of any other Originator, increasing the principal amount of the Subordinated Note in favor of such Originator, as provided in Section 2.3(e) below. On and after the Closing Date until the Purchase and Sale Termination Date, each Receivable shall be deemed to have been sold or contributed to the Buyer immediately (and without further action by any Person) upon the creation or acquisition of such Receivable by the related Originator. The Related Assets with respect to each Receivable shall be sold or contributed at the same time as such Receivable, whether such Related Assets exist at such time or arise, are acquired or are originated thereafter.

SECTION 2.3 Purchase Price. (a) The purchase price (“Purchase Price”) for the Receivables and the Related Assets shall equal the fair market value of the Receivables and the Related Assets (taking into account a discount for the time value of money, historic and expected losses and each Originator’s obligations pursuant to Section 3.2) as agreed by the applicable Originator and the Buyer at the time of purchase or acquisition. The Purchase Price shall not be adjusted or modified after the applicable purchase date.

(b) On the date hereof, Dayforce Licensing shall contribute Receivables and the Related Assets to the Buyer as a capital contribution in the amount of the Required Capital Amount.

(c) Other than in the case of any contribution of Receivables and Related Assets to the Buyer in accordance with Section 2.3(b), the Buyer shall pay the related Originator the Purchase Price with respect to each Receivable and the Related Assets, created or acquired by such Originator and transferred to the Buyer hereunder as set forth above by transfer of funds, to the extent that the Buyer has funds available for that purpose after satisfying the Buyer’s obligations under the Receivables Purchase Agreement.

(d) In the case of Dayforce Licensing, to the extent that any portion of the Purchase Price arising on any day remains unpaid after giving effect to the amount paid in cash by the Buyer as provided in Section 2.3(c) above, Dayforce Licensing shall treat related Receivables and Related Assets (or portions thereof) allocable to such unpaid portion of the Purchase Price to have been transferred by Dayforce Licensing to the Buyer as a capital contribution, in return for an increase in the value of the equity interest in the Buyer held by Dayforce Licensing.

(e) In the case of any Originator (other than Dayforce Licensing), to the extent that any portion of the Purchase Price owing to such Originator and arising on any day remains unpaid after giving effect to the amount paid in cash by the Buyer to such Originator as provided in Section 2.3(c) above, the Buyer shall (i) execute and deliver in the form attached to this Agreement as Exhibit 2.3(e), a subordinated promissory note

(each, a “Subordinated Note”) in a principal amount equal to such Deferred Payment and payable to the related Originator or (ii) if the Subordinated Note for such Originator is outstanding at such time, increase the principal amount of such Subordinated Note by the principal amount of such Deferred Payment; provided, that the aggregate principal amount of the Subordinated Notes shall not at any time exceed or be permitted to exceed an amount that would render the Sellers’ Net Worth less than the Required Capital Amount. The Servicers shall make all appropriate record keeping entries with respect to the Subordinated Notes to reflect the aggregate principal amount outstanding under each Subordinated Note. The applicable Servicer’s books and records shall constitute rebuttable presumptive evidence of the aggregate principal amount outstanding under each Subordinated Note. Each Originator hereby irrevocably authorizes the applicable Servicer to mark the Subordinated Note “CANCELED” and to return the Subordinated Note to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date. Each Originator acknowledges that it has received a copy of its Subordinated Note and agrees to be bound by, and to comply with, all the terms of such Subordinated Note, including, without limitation, the Subordination Provisions.

(f) In addition to contributions of Receivables and Related Assets by Dayforce Licensing to the Buyer hereunder, Dayforce Licensing may also, at its option in its sole discretion, contribute cash to the Buyer in return for an increase in the value of the equity interest in the Buyer held by Dayforce Licensing. The U.S. Trade Servicer shall evidence Dayforce’s election to treat all or any portion of a Deferred Payment as a capital contribution by recording it as such on the books and records of the Buyer as maintained by the U.S. Trade Servicer, and no further notice or acceptance of any such contribution shall be necessary. Dayforce Licensing, the U.S. Trade Servicer and the Buyer shall each record on its respective books and records any capital contribution made by Dayforce Licensing to the Buyer promptly following its occurrence.

SECTION 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the sale or contribution, as applicable, of Receivables and Related Assets under this Agreement shall be without recourse to any Originator. Each Originator and the Buyer intend the transactions hereunder to constitute absolute and irrevocable true sales or valid contributions of Receivables and the Related Assets by each Originator to the Buyer, providing the Buyer with the full risks and benefits of ownership of the Receivables and Related Assets (such that the Receivables and the Related Assets would not be property of any Originator’s estate in the event of such Originator’s bankruptcy).

None of the Buyer, the Administrative Agent, the Purchaser Parties or the other Affected Persons shall have any obligation or liability under any Receivables or Related Assets, nor shall the Buyer, the Administrative Agent, any Purchaser Party or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Assets) or to any Servicer.

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1 Dayforce and Dayforce Bank to Act as Servicers; Contracts. (a) Dayforce shall be responsible for the servicing, administration and collection of the U.S. Trade Receivables and the Related Assets for the benefit of the Buyer and for the benefit of the Administrative Agent (as Buyer’s assignee) on behalf of the Purchaser Parties, all on the terms set out in (and subject to any rights to terminate Dayforce as U.S. Trade Servicer and appoint a successor U.S. Trade Servicer pursuant to) the Receivables Purchase Agreement. Dayforce Bank shall be responsible for the servicing, administration and collection of the Earned Pay Receivables and the Related Assets for the benefit of the Buyer and for the benefit of the Administrative Agent (as Buyer’s assignee) on behalf of the Purchaser Parties, all on the terms set out in (and subject to any rights to terminate Dayforce Bank as Earned Pay Servicer and appoint a successor Earned Pay Servicer pursuant to) the Receivables Purchase Agreement.

(b) Each Originator shall reasonably cooperate with the Buyer and each Servicer in collecting amounts due from Obligors in respect of the Receivables.

(c) The Buyer and each Originator hereby grant to the applicable Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of the Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by the Buyer or such Originator or transmitted or received by the Buyer (whether or not from such Originator) or such Originator in connection with any Receivable and any Related Assets (including under the related Records).

(d) Each Originator hereby grants to the Buyer and to the Administrative Agent, as assignee of the Buyer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of the Buyer or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by the Buyer or such Originator or transmitted or received by the Buyer (whether or not from such Originator) or such Originator in connection with any Receivable and any Related Assets (including under the related Records). Notwithstanding the foregoing or any other provision of this Agreement, unless an Event of Termination has occurred and is continuing, neither the Buyer or the Administrative Agent, as assignee of the Buyer, shall contact any Obligor in connection with the Transaction Documents without the prior written consent of the applicable Servicer.

(e) Each Originator shall perform all of its obligations under the Records to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by each of the Buyer, any Servicer, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve such Originator from such obligations.

SECTION 3.2 Deemed Collections. (a) If on any day:

(i) the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by such Originator or any Affiliate of such Originator, or any setoff, counterclaim or dispute between such Originator or any Affiliate of such Originator, and an Obligor, (B) less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than due to the application of Collections received with respect to such Receivable), or (C) extended, amended or otherwise modified or waived or any payment term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 9.02(a) of the Receivables Purchase Agreement); or

(ii) any of the representations or warranties of any Originator set forth in Section 4.2 were untrue when made with respect to any Receivable originated by such Originator at the time made or deemed made;

then, on such day, such Originator shall be deemed to have received a Collection of such Receivable:

(1) in the case of clauses (i)(A) or (B) above, in the amount of such reduction, adjustment or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Receivable in calculating such Net Pool Balance or, in the case of clause (i)(C) above, in the amount that such extension, amendment, modification or waiver adversely affects the Unpaid Balance of the related Receivable; or

(2) in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of such Originator were or became untrue.

Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b) To the extent that any Originator is deemed to have received a Deemed Collection and the effect of the related reduction, adjustment, modification or breach is to cause a Capital Coverage Deficit or if such reduction, adjustment, modification or breach occurs on or after the Termination Date or at any time when a Purchase and Sale Termination Event or an Event of Termination has occurred and is continuing, the related Originator (or the applicable Servicer on its behalf) shall within two (2) Business Days pay to a Lock-Box Account (or as otherwise directed by the Administrative Agent at such time) an amount equal to (x) if such reduction, adjustment, modification or breach occurs prior to the Termination Date and no Purchase and Sale Termination Event or Event of Termination has occurred and is continuing, the lesser of (A) the sum of all Deemed Collections with respect to such reduction, adjustment, modification or breach and (B) an amount necessary to eliminate any Capital Coverage Deficit that exists at such time and (y) if such reduction, adjustment, modification or breach occurs on or after the Termination Date or at any time when a Purchase and Sale Termination Event or an Event of Termination has occurred and is continuing, the sum of all Deemed Collections with respect to such reduction, adjustment, modification or breach.

SECTION 3.3 Actions Evidencing Purchases. (a) On or prior to the Closing Date, each Originator (or the applicable Servicer, on behalf of such Originator) shall mark its records evidencing Receivables and Contracts in a form acceptable to the Buyer, evidencing that the Receivables originated by such Originator have been transferred in accordance with this Agreement, and none of the Originators or Servicers shall change or remove such mark without the consent of the Buyer and the Administrative Agent, as its assignee. In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer or the Administrative Agent, as its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable the Buyer or the Administrative Agent, as its assignee to exercise or enforce any of their respective rights with respect to the Receivables and the Related Assets. Without limiting the generality of the foregoing, each Originator will upon the request of the Buyer or the Administrative Agent or its designee: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of the Buyer and the Administrative Agent, as its assignee in the Receivables originated by such Originator and the Related Assets; and (ii) if an Event of Termination has occurred and is continuing, mark its master data processing records that evidence or list such Receivables and related Contracts with a legend, acceptable to the Buyer and the Administrative Agent, as its assignee, evidencing that the related Receivables have been sold or contributed in accordance with this Agreement.

(b) Each Originator hereby authorizes the Buyer, the Administrative Agent or its designee (i) to file in the name of such Originator one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables originated by such Originator and the Related Assets now existing or hereafter arising and (ii) during the existence of an Event of Termination and to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Receivables originated by such Originator and the Related Assets.

(c) Without limiting the generality of Section 3.3(a), each Originator shall: authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than one month prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it shall be applied as specified in writing or otherwise by such Obligor or as required by Applicable Law or by the underlying Contract. If the manner of application of any such payment is not specified by the related Obligor and is not required by Applicable Law or by the underlying Contract, such payment shall, unless Buyer instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

SECTION 3.5 Originator Accounts. Each Servicer and each Originator hereby acknowledge and agree that neither any Servicer nor any Originator has any right, title or interest in any Collections on deposit in any Originator Account. To the extent that any Originator Account is titled in the name of an Originator, such Originator is holding any such Collections on deposit in such Originator Account, solely as Buyer’s agent, in trust for the benefit of the Buyer, the Administrative Agent, the Purchasers and the other Secured Parties. To the extent that the Buyer (or following the occurrence of any Event of Termination, the Administrative Agent) instructs any Servicer or any Originator to remit any such amounts that constitute Collections on deposit in any such Originator Account, the Servicers or the Originators shall promptly remit such amounts directly to the Administrative Agent to be applied in accordance with the priority of payments set forth in Section 4.01 of the Receivables Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Mutual Representations and Warranties. Each Originator represents and warrants to the Buyer, and the Buyer represents and warrants to each Originator, as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Organization and Good Standing. It has been duly organized in, and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Applicable Laws of its jurisdiction of organization, with all requisite power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Qualification. It is duly qualified to do business as a corporation or limited liability company, as applicable, in good standing in its jurisdiction of organization and has obtained all necessary licenses, approvals and qualifications, if any, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, (C) with respect to such Originator, sell, assign or contribute the Receivables and the Related Assets on the terms and conditions herein provided, (D) with respect to such Originator, grant a security interest in the Receivables on the terms and conditions herein provided, and (E) with respect to the Buyer, purchase, acquire and own the Receivables and the Related Assets on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity.

(d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party will not (i) conflict with or result in any breach or (without notice or lapse of time or both) a default under, (A) its articles or certificate of incorporation, by-laws, certificate of formation or limited liability company agreement, as applicable, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the sale, assignment or contribution, as applicable, of any Receivables and Related Assets or the consummation of the purposes of this Agreement or of any of the other Transaction Documents to which it is a party or (iii) seeking any determination or ruling that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated thereby, except for (i) the filing of the UCC financing statements referred to in Article VI of the Receivables Purchase Agreement, all of which, at the time required in Article VI of the Receivables Purchase Agreement, shall have been duly made and shall be in full force and effect and any filings required under applicable securities laws, (ii) those that have been made or obtained and are in full force and effect or (iii) where the failure to have such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to its knowledge threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against (i) any Dayforce Party or any of their Subsidiaries or against any of their properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the Buyer.

(i) Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by such Originator to the Buyer under this Agreement or pursuant to the Transaction Documents will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.

(j) Disregarded Entity; Tax Residency. The Buyer (i) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a U.S. Person for U.S. federal income tax purposes and (ii) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Buyer is not subject to any Tax in any jurisdiction outside the United States. The Buyer is not subject to any material Taxes imposed by a state or local taxing authority.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 4.2 Additional Representations and Warranties of Each Originator. Each Originator represents and warrants to the Buyer as of the date hereof and as of each date on which a purchase and sale or contribution, as applicable, is made hereunder, as follows:

(a) Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale, transfer and assignment or contribution, as applicable, of the Receivables originated by such Originator and the Related Assets to the Buyer free and clear of any Adverse Claim, or alternatively the granting of a valid security interest in the Receivables originated by such Originator and the Related Assets to the Buyer, enforceable against creditors of, and purchasers from, such Originator.

(b) Use of Proceeds. The use of all funds obtained by such Originator under this Agreement will not contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.

(c) Quality of Title. At the time of its sale or contribution to the Buyer hereunder, each Receivable originated by such Originator, together with the Related Assets, is owned by it free and clear of any Adverse Claim; when Buyer purchases or acquires by contribution such Receivable and Related Assets and all Collections and proceeds if any of the foregoing, the Buyer shall have acquired for fair consideration and reasonably equivalent value, all right, title and interest of such Originator thereto (and such Originator represents and warrants that it has taken all steps under the UCC necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Receivable, any interest therein, and the Related Assets is on file in any recording office, except such as may be filed (i) in favor of the Buyer in accordance with any Transaction Document (and assigned to the Administrative Agent) or (ii) in favor of the Administrative Agent in accordance with the Receivables Purchase Agreement or any Transaction Document.

(d) Accurate Reports. No Information Package, Weekly Report or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any Originator or any of its Affiliates to the Buyer, the Administrative Agent, any Group Agent or any other Secured Party in connection with the Receivables, the Related Assets, this Agreement or any other Transaction Document: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, that with respect to (x) projected financial information and information of a general economic or industry specific nature, such Originator represents only that such information has been prepared in good faith based on assumptions believed by such Originator to be reasonable at the time such information was delivered and (y) any information, document or report provided by a third-party, such Originator represents only that such information is true and correct in all material respects to the knowledge of the Dayforce Parties.

(e) UCC Details. Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Annex 1 and the offices where such Originator keeps all its Records are specified in Annex 1 (or at such other locations, notified to the Administrative Agent and the Buyer in accordance with Section 7.01(l) or 8.01(f) of the Receivables Purchase Agreement), in jurisdictions where all actions required under Section 9.06 of the Receivables Purchase Agreement has been taken and completed. Except as described in Annex 1, such Originator has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Each Originator is organized only in a single jurisdiction.

(f) Lock-Box Accounts, Originator Accounts and Trust Accounts. The names and addresses of all of the Lock-Box Banks, Originator Banks and Trust Banks, together with the account numbers of the Lock-Box Accounts, Originator Accounts and Trust Accounts at such Lock-Box Banks, Originator Banks and Trust Banks, are specified in Schedule II to the Receivables Purchase Agreement.

(g) Tax Status. Such Originator (i) has timely filed all income and other material Tax returns required to be filed by it and (ii) has paid or caused to be paid all income and other material Taxes ,assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(h) [Reserved].

(i) [Reserved].

(j) Compliance with Applicable Law. Such Originator has complied with all Applicable Law, except where such noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Eligible Receivables. Each Receivable was an Eligible Receivable on the date of any sale or contribution hereunder, unless otherwise specified in the first Information Package or Weekly Report that includes such Receivable.

(l) Adverse Change. Since December 31, 2023, there has been no event or occurrence that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(m) Financial Condition. All financial statements of the Performance Guarantor and its consolidated Subsidiaries delivered pursuant to Section 8.05(a) of the Receivables Purchase Agreement were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, and operations of the Performance Guarantor and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).

(n) Investment Company Act. Such Originator is not required to register as an “investment company” under (and as defined in) the Investment Company Act.

(o) Employee Benefit Plans. No ERISA Event has occurred, or could reasonably be expected to occur, that would reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non- compliance that could not reasonably be expected to have a Material Adverse Effect. No Pension Event has occurred or could reasonably be expected to occur, which would reasonably be expected to result in a Material Adverse Effect.

(p) No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from the sale, transfer and assignment or contribution of the Receivables originated by such Originator, that constitutes or could reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.

(q) No Fraudulent Conveyance. No sale or contribution hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(r) Solvent. Such Originator is Solvent.

(s) Reliance on Separate Legal Identity. Such Originator hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon such Originator’s identity as a legal entity separate from the Buyer.

(t) Subordinated Notes. Each Subordinated Note is owned directly by an Originator, free and clear of any Adverse Claim other than any Adverse Claim in favor of the Credit Agreement Agent but only so long as the No Petition Agreement is in full force and effect and the Credit Agreement Agent is a party thereto.

(u) Sanctions. None of the Dayforce Parties, any Affiliate or Subsidiary thereof, or any of their respective directors, officers or employees, is a Sanctioned Person.

(v) Proceeds. No portion of the Purchase Price or use of proceeds thereof or any other transaction contemplated by this Agreement or any other Transaction Document will violate any Sanctions applicable to any Dayforce Party or any Purchaser Party.

(w) Opinions. The facts regarding such Originator, the Receivables, the Related Assets, the transactions contemplated by the Transaction Documents and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar law.

(y) Receivables Facility. The facility established by this Agreement and the other Transaction Documents constitutes a “Receivables Facility” and the Buyer constitutes a “Receivables Subsidiary”, in each case, as defined in the Credit Agreement.

(z) Other Transaction Documents. Each representation and warranty made by such Originator under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1 Mutual Covenants. At all times prior to the Final Payout Date, the Buyer and each Originator shall:

(a) Compliance with Applicable Laws, Etc. Comply with all Applicable Laws with respect to it, the Receivables and each of the related Contracts, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of the Buyer as a legal entity separate and apart from the Originators and any Affiliate of the Originators, including complying with (and causing to be true and correct), each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true sale” and “substantive consolidation” matters (and any later bring-downs or replacements of such opinions), and (ii) not take any actions inconsistent with the terms of Section 8.08 of the Receivables Purchase Agreement or the Buyer’s limited liability company agreement.

Dayforce Licensing or the Performance Guarantor may issue consolidated financial statements that include Buyer, but such financial statements shall contain a footnote to the effect that the Receivables and Related Assets of the Buyer are not available to creditors of any Originator. If any Originator provides Records relating to Receivables to any creditor of such Originator, such Originator shall also provide to such creditor a notice indicating that (A) such Receivables have been conveyed to the Buyer and sold to the Administrative Agent in accordance with the Transaction Documents and (B) the Collections relating to such Receivables are held in trust pursuant to Section 4.01 of the Receivables Purchase Agreement. If any Originator has separate financial statements than from the Performance Guarantor, it shall cause its financial statements to disclose the separateness of the Buyer and that the Receivables originated by such Originator are owned by the Buyer and are not available to creditors of such Originator or of its Affiliates.

SECTION 5.2 Additional Covenants of Each Originator. At all times prior to the Final Payout Date, each Originator shall:

(a) Inspections. (i) From time to time, upon reasonable notice from the Buyer or Administrative Agent, as applicable, and at reasonable times during regular business hours, permit the Buyer, the Administrative Agent, each Group Agent and any of their respective agents or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent, such Group Agent or the Buyer, as applicable, (A) to examine and make copies of and abstracts from all Records of the Dayforce Parties, regardless of whether in the possession or under the control of such Originator or its Affiliates or agents, and (B) to visit the offices and properties of such Originator or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Receivables originated by such Originator or such Originator’s performance hereunder with any of the officers or employees of such Originator or its Affiliates and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or the Buyer, permit certified public accountants or other consultants or auditors acceptable to the Administrative Agent to conduct, at such Originator’s expense, a review of such Originator’s books and records relating to Pool Receivables and Related Assets; provided that, unless an Event of Termination shall have occurred that has not been waived in accordance with the Receivables Purchase Agreement at the time any such audit/inspection is requested, such Originator shall only be required to reimburse any Person for costs and expenses related to one such audit/inspection during any calendar year (excluding any audits/inspections requested by the Buyer). If a Ratings Event has occurred and is continuing, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Originator Accounts, Lock-Box Accounts and the Trust Accounts.

(b) Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Receivables and Related Assets in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables, in each case, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to the applicable Servicer), all documents, books, records and other information necessary or advisable for the collection of all Receivables and Related Assets and the identification and reporting of all Excluded Receivables (including records adequate to permit the daily identification of each new Receivable and Excluded Receivable and all Collections of and adjustments to each existing Receivable and Excluded Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with the Receivables Purchase Agreement, upon the request of the Administrative Agent or the Buyer, deliver copies of all Contracts to the Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof.

(c) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, unless if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto or (ii) an Event of Termination has occurred and is continuing, such Originator or the applicable Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2.

(d) Location of Records. Keep its Chief Office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of such Originator referred to in Annex 1 or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 9.06 of the Receivables Purchase Agreement shall have been taken and completed.

(e) [Reserved].

(f) Collections. Instruct all Obligors to cause all Collections of Receivables and Related Assets to be deposited directly in (i) with respect to any U.S. Trade Receivable, (x) a U.S. Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective U.S. Lock-Box Agreement or (y) a U.S. Originator Account that is not subject to any Adverse Claim or (ii) with respect to any Earned Pay Receivable, a Trust Account that is covered by an effective Trust Account Instruction Letter that has been delivered to the Trustee. Each Originator shall cause (or cause the applicable Servicer to, on its behalf) the full amount of Collections deposited in each Trust Account to be swept daily into a U.S. Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective U.S. Lock-Box Agreement. If requested by the Administrative Agent or if an Event of Termination has occurred and is continuing, the Originators shall cause the full amount of Collections deposited in each Originator Account to be transferred into a Lock-Box Account in the name of the Buyer, that, if such date of determination is on or after the Second Post-Closing Date, is covered by an effective Lock-Box Agreement, within two (2) Business Days of receipt in such Originator Account. Each Originator shall take commercially reasonable action to ensure that (i) Collections of U.S. Trade Receivables and the Related Security are deposited by the related Obligor directly in a U.S. Lock-Box Account or a U.S. Originator Account and (ii) no funds other than Collections on Pool Receivables and collections on Excluded Receivables are deposited into any Lock-Box Account. In the event such Originator, any Servicer or any of their respective Affiliates otherwise receives any Collections, such Person will deposit such Collections in a Lock-Box Account that, if such date of determination is on or after the Second Post-Closing Date, is covered by a Lock-Box Agreement within two (2) Business Days of such receipt thereof. If an Event of Termination occurs at any time prior to the Second Post-Closing Date, the Originators shall promptly remit (or cause to be promptly remitted) to a Lock-

Box Account covered by an effective Lock-Box Agreement or to the Administrative Agent (or as otherwise directed by the Administrative Agent at such time), all Collections on Pool Receivables received by any Dayforce Party or any of their Affiliates. In the event that any funds other than Collections are deposited into any Lock-Box Account, the Originators (or the Servicers on their behalf) shall within two (2) Business Days identify and transfer such funds out of such Lock-Box Account. Such Originator shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i) on a daily basis identify Collections of Receivables received from time to time and (ii) segregate within two (2) Business Days Collections of Receivables from property of the Servicers, such Originator, each other Dayforce Party and their respective Affiliates other than the Buyer. Each Originator shall ensure that no disbursements are made from any Lock-Box Account, other than such disbursements that are made at the direction and for the account of the Buyer.

(g) Agreed Upon Procedures. Reasonably cooperate with the applicable Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to Sections 8.02(f) and 8.05(g) of the Receivables Purchase Agreement.

(h) Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to each Receivable originated by such Originator that is a Trade Receivable in accordance with its Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Receivable.

(i) Insurance. Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with Persons in the same or similar businesses operating in the same or similar locations.

(j) Maintenance of Assets. Other than as could not reasonably be expected to have a Material Adverse Effect, (i) maintain and preserve all property necessary or desirable to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, and (ii) from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary or desirable to the conduct of its business.

(k) Policies and Procedures. Institute and continue to maintain and enforce, adequate policies and procedures designed to ensure compliance with Anti-Corruption Laws and Sanctions.

(l) Taxes. Each Originator will (i) timely file all material Tax returns required to be filed by it and (ii) pay, or cause to be paid, all material Taxes, assessments and other governmental charges, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP.

(m) Accounting. Other than for consolidated accounting purposes or for purposes of U.S. federal income tax and state and local taxes measured by net income and for state and local sales and other transactional tax purposes, each Originator will not account for or treat the transactions contemplated hereby in any manner other than as a sale or contribution (as applicable) of Receivables and the Related Assets by such Originator to the Buyer.

(n) Commingling. Each Originator shall, at all times, take commercially reasonable actions to ensure that on and after the Closing Date that no funds are deposited into any Lock-Box Account other than Collections on Pool Receivables and collections on Excluded Receivables.

(o) Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent or the Buyer during the existence of an Event of Termination, such Originator shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law) with respect to Receivables from Obligors that are Governmental Authorities, that are reasonably necessary or desirable in order for the Administrative Agent to enforce such Receivable against the Obligor thereof.

(p) Commingling. Each Originator will ensure that for each Settlement Period, that the Commingling Ratio for such Settlement Period does not exceed 5.0%.

SECTION 5.3 Reporting Requirements. From the date hereof until the Final Payout Date, each Originator will furnish (or cause to be furnished) to the Buyer and to the Administrative Agent each of the following:

(a) Receivable Information. Such additional information regarding (A) the Receivables sold or contributed by the Originators hereunder as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request and (B) the principal amount, payment terms and obligors of the Excluded Receivables as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request.

(b) Financial Statements and Other Information. Each Originator shall furnish (or caused to be furnished) to the Administrative Agent:

(i) promptly after the sending thereof, copies of all proxy statements, financial statements and regular or special reports which the Performance Guarantor sends to its stockholders;

(ii) promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, the Administrative Agent or any Group Agent, copies of the same;

(iii) promptly following a request therefor, any documentation or other information (including with respect to any Dayforce Party) that the Administrative Agent or any Group Agent reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iv) promptly following knowledge thereof, notice of any “event of default” (or similar event) that has occurred under the Credit Agreement;

(v) from time to time such further information regarding the business, affairs and financial condition of the Dayforce Parties as the Buyer or the Administrative Agent shall reasonably request; and

(vi) information required to be delivered pursuant to Sections 5.3(b)(i) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

(c) ERISA. Promptly after such Originator becomes aware of the occurrence of any ERISA Event, a notice indicating that such event has occurred, accompanied by a written statement of a Financial Officer of such Originator setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.

(d) Events of Termination, Etc. Notice of the occurrence of any Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination, accompanied by a written statement of a Responsible Officer of such Originator setting forth details of such event and the action that such Originator proposes to take with respect thereto, such notice to be provided promptly (but not later than five (5) Business Days) after such Originator obtains knowledge of any such event.

(e) Litigation. As soon as possible, and in any event within five (5) Business Days after such Originator obtains knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any Dayforce Party which may exist at any time which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such litigation previously disclosed by it.

(f) Change in Credit and Collection Policies or Business. At least fifteen (15) Business Days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy that would be reasonably likely to materially and adversely affect the collectability of the Receivables or decrease the credit quality of any material portion of any newly created Receivables, a written notice (A) indicating such change or amendment and (B) requesting the Buyer’s, the Administrative Agent’s and Group Agent’s consent thereto and (ii) any change in the character of such Originator’s business that has or would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of such Originator to perform its obligations hereunder or otherwise have a Material Adverse Effect or that would prevent such Originator from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Buyer’s, the Administrative Agent’s and the Majority Group Agents’ consent thereto.

(g) Change in Accountants or Accounting Policy. Promptly notify the Buyer, the Administrative Agent and each Group Agent of any change in (i) the external accountants of any Originator or (ii) any material accounting policy of any Originator (it being understood that any change to the manner in which any Originator accounts for the Receivables or the transactions contemplated under the Transaction Documents shall be deemed “material” for such purpose).

(h) Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of any Dayforce Party as the Administrative Agent or the Buyer may from time to time reasonably request in order to protect the interests of the Buyer, the Administrative Agent or any Purchaser Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.

SECTION 5.4 Negative Covenants of Each Originator. From the date hereof until the Final Payout Date, each Originator shall not, without the prior written consent of the Administrative Agent and the Buyer, do or permit to occur any act or circumstance that it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:

(a) Interference. Take any action that would cause the Buyer to breach any of its representations, undertakings, obligations or covenants under any of the Transaction Documents.

(b) Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Receivable or related Contract or any Related Asset, or any interest therein, or any proceeds of the foregoing, or any lock-box account or deposit account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.

(c) Extension or Amendment of Receivables. Except as permitted under Section 9.02(a) or 9.02(b), as applicable, of the Receivables Purchase Agreement, extend, amend or otherwise modify the payment terms of any Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case if either (i) a Capital Coverage Deficit exists or shall exist after giving effect thereto or (ii) an Event of Termination has occurred and is continuing, unless a corresponding Deemed Collection payment in respect of such Receivable is made, in full, in connection therewith in accordance with Section 3.2.

(d) Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that would be reasonably likely to materially and adversely affect the collectability of the Receivables or decrease the credit quality of any material portion of newly created Receivables without the prior written consent of the Buyer, the Administrative Agent and the Group Agents, (ii) make any change in the character of its business that has or could reasonably be expected to materially and adversely affect the ability of such Originator to perform its obligations hereunder or the other Transaction Documents or that would prevent such Originator from conducting its business operations relating to the Receivables or the performance of such Originator’s duties and obligations hereunder or under any other Transaction Documents, without the prior written consent of the Buyer, the Administrative Agent and the Group Agents or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents.

(e) Change in Lock-Box Banks and Trust Banks. (i) Add any bank or lock-box account not listed on Schedule II to the Receivables Purchase Agreement as a Lock-Box Bank or Lock-Box Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) add any bank or lock-box account not listed on Schedule II to the Receivables Purchase Agreement as a Trust Bank or Trust Account unless the Administrative Agent shall have previously approved and received duly executed copies of all Trust Account Instruction Letters and/or amendments thereto covering each such new bank and lock-box account, (iii) terminate any Lock-Box Bank, Trust Bank, Trust Account Instruction Letter, Lock-Box Agreement or related Lock-Box Account or Trust Account, as applicable, without the prior written consent of the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Trust Bank, Trust Account, Lock-Box Bank or Lock-Box Account will, upon termination of such Trust Bank, Trust Account, Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in (x) a Lock-Box Account with a Lock-Box Bank covered by a Lock-Box Agreement or (y) a Trust Account with a Trust Bank covered by a Trust Account Instruction Letter that has been delivered to the Trustee or (iv) amend, supplement or otherwise modify any Lock-Box Agreement or Trust Account Instruction Letter without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents.

(f) Mergers, Acquisitions, Sales, Etc. Consolidate, amalgamate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless in the case of any merger, amalgamation or consolidation (i) such Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to the Buyer, the Buyer, the Administrative Agent and each Group Agent an agreement, in form and substance reasonably satisfactory to the Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of such Originator under this Agreement and each other Transaction Document, (C) no Change in Control shall result, (D) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Buyer and the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity, (E) the Administrative Agent and the Group Agents receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (F) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (G) the Buyer, the Administrative Agent and the Majority Group Agents provide prior written consent to such transaction and (H) the Administrative Agent and the Administrative Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g) Deposits to Accounts. (i) Deposit or otherwise credit, or cause to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Trade Pool Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) that is not either (x) if such date of determination is on or after the Second Post-Closing Date, covered by a Lock-Box Agreement or (y) an Originator Account, (ii) deposit or otherwise credit, or cause to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection on Earned Pay Pool Receivables or proceeds thereof to any deposit account or lock-box account (or related lock-box, if applicable) other than a Trust Account or a Lock-Box Account or (iii) permit funds other than Collections on Pool Receivables and collections on Excluded Receivables to be deposited into any Lock-Box Account.

(h) Change in Organization, Etc. (i) Change its jurisdiction of organization or formation or its name, identity or corporate structure or create any divisions, (ii) change its Chief Office or (iii) make any other change such that any financing statement filed or other action taken to perfect the Buyer’s or the Administrative Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (A) no Purchase and Sale Termination Event, Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (B) no Change in Control shall result, (C) the Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the Performance Guaranty shall apply to the new entity, (D) the Administrative Agent and the Group Agents receive all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act as it shall request, (E) the Buyer, the Administrative Agent and the Majority Group Agents provide prior written consent to such change and (F) the Administrative Agent and the Buyer have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements. Each Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.

(i) Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Receivable, together with the Related Assets, not to be owned by the Buyer free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause the Administrative Agent not to have a valid ownership interest or first priority perfected security interest in the Receivables, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Assets (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable or any Related Asset on file in any recording office except such as may be filed (i) in favor of the Buyer in accordance with any Transaction Document or (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document or take any action that could reasonably be expected to cause the Administrative Agent not to have a valid first priority perfected security interest in each Lock-Box Account and all amounts or instruments on deposit or credited therein from time to time.

(j) Buyer’s Tax Status. Take or cause any action to be taken that could result in the Buyer becoming treated other than as a disregarded entity within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes without the consent of the Administrative Agent.

(k) Sanctions. Such Originator shall not, and will ensure that its Subsidiaries and Affiliates and their respective directors, officers, employees, agents, and joint venture partners shall not: (i) use, directly or indirectly, all or any part of the proceeds of any portion of the Purchase Price, for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned country or territory, or in any other manner that would result in violation of Sanctions applicable to any Dayforce Party or any Purchaser Party; or (ii) fund, directly or indirectly, all or part of, any repayment under this Agreement or any other Transaction Document out of proceeds derived from dealings with or property of a Sanctioned Person.

(l) Anti-Corruption Laws. None of: (i) the Originators, any Subsidiary or Affiliate thereof, or any of their respective directors, officers or employees; or (ii) any Person acting on behalf of any Originator or any Subsidiary or Affiliate thereof, shall directly or knowingly indirectly use all or any part of the proceeds of any portion of the Purchase Price for any purpose that would breach any Anti-Corruption Laws.

(m) No Adverse Claim on the Buyer. Create or permit to exist any Adverse Claim on any Capital Stock of the Buyer or any Subordinated Note, other than any Adverse Claim in favor of the Credit Agreement Agent but only so long as the No Petition Agreement is in full force and effect and the Credit Agreement Agent is a party thereto.

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1 Voluntary Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the sale and contribution of Receivables and Related Assets pursuant to this Agreement may be terminated by the Buyer, with the prior written consent of the Administrative Agent, at any time when the Aggregate Capital is equal to zero.

SECTION 6.2 Automatic Termination. The sale by any Originator or contribution by Dayforce Licensing, as applicable, of Receivables and Related Assets pursuant to this Agreement shall automatically terminate if (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or the Buyer or (ii) the Final Payout Date shall have occurred.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Each Originator’s Indemnity. (a) General Indemnity. Without limiting any other rights that the Buyer, the Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, the Administrative Agent, the Purchaser Parties, all Persons referred to in Section 8.4 hereof, and all assigns, officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), may have hereunder or under Applicable Law, each Originator, jointly and severally, hereby agrees to indemnify and hold harmless each Originator Indemnified Party from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of any Originator pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other reasonable and documented out-of-pocket costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”); excluding however (a) Taxes (other than any Taxes (I) that represent losses, claims, damages, etc. arising from any non-Tax claim or (II) that are specifically described below), (b) Originator Indemnified Amounts resulting solely from the gross negligence or willful misconduct by the Originator Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction and (c) Originator Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, each Originator, jointly and severally, shall pay on demand to each Originator Indemnified Party any and all amounts necessary to indemnify the Originator Indemnified Party from and against any and all Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Originator Indemnified Amounts and Taxes described in clauses (a), (b) and (c) above):

(i) the transfer by such Originator of any interest in any Receivable other than the sale or contribution, as applicable, of any Receivable and Related Assets to the Buyer pursuant to this Agreement and the grant of a security interest or ownership interest in any Receivable and Related Assets to the Buyer pursuant to this Agreement or the subsequent assignment to the Administrative Agent;

(ii) any representation, warranty or statement made or deemed made by such Originator (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of any Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;

(iii) the failure of such Originator to comply with the terms of any Transaction Document or any other Applicable Law or the nonconformity of any such Receivable or Related Assets with any such Applicable Law;

(iv) the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Assets) transferred by such Originator, or purported to be transferred by such Originator, to the Buyer pursuant to this Agreement against all Persons (including any bankruptcy trustee or similar Person);

(v) any attempt by any Person (including Buyer) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;

(vi) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable and the other Related Assets in respect thereof, transferred by such Originator, or purported to be transferred by such Originator, to the Buyer pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than discharge in bankruptcy) or other similar claim of the Obligor to the payment of any Receivable (including a defense based on such Receivable, the related Contract or the Related Assets not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from the sale of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness or relating to collection activities with respect to such Receivable;

(viii) any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to the Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Receivable;

(ix) any products liability, environmental or other claim arising out of or in connection with any Receivable or Related Assets or other merchandise, goods or services which are the subject of or related to any Receivable or Related Assets;

(x) the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied) transferred or purported to be transferred by such Originator;

(xi) any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Receivable;

(xiii) the failure by such Originator to notify any Obligor of the assignment pursuant to the terms hereof of any Receivable or Related Assets to the Buyer (and subsequently, pursuant to the Receivables Purchase Agreement, to the Administrative Agent for the benefit of Purchaser Parties) or the failure to require that all Collections of Receivables be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement or Trust Account covered by a Trust Account Agreement, as applicable;

(xiv) any loss arising, directly or indirectly, as a result of the imposition of sales or analogous Taxes on or with respect to the Receivables or Related Assets or the failure by such Originator to timely collect and remit to the appropriate authority any such Taxes;

(xv) any commingling of any Collections by such Originator relating to the Receivables or Related Assets with any of its own funds or the funds of any other Person;

(xvi) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Documents or in respect of any Receivable or any related Contract;

(xvii) with respect to any Trade Receivable, the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xviii) the failure of any Originator to perform any of its duties or obligations under any Contract related to any Receivable;

(xix) any failure by such Originator to obtain consent from any Obligor prior to the assignment of any Receivable and Related Assets pursuant to the terms of this Agreement;

(xx) any investigation, litigation or proceeding (actual or threatened) related to any Lock-Box Account or any Trust Account or any amounts on deposit in any of the foregoing;

(xxi) any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto pursuant to this Agreement;

(xxii) any inability of such Originator or the Buyer to assign any Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by such Originator of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Originator Indemnified Amount with respect to or resulting from any such violation or breach; or

(xxiii) any civil penalty or fine assessed by OFAC or any other governmental authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with the defense thereof by, any Originator Indemnified Party in connection with the Transaction Documents as a result of any action by any Originator or its respective Affiliates.

SECTION 7.2 Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless for Originator Indemnified Amounts, then each Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and such Originator on the other hand but also the relative fault of the Originator Indemnified Party as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Originators under this Article VII shall be in addition to any liability which the Originators may otherwise have, shall extend upon the same terms and conditions to each Originator Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Originators and the Originator Indemnified Parties. Any indemnification or contribution under this Article VII shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by the Buyer, the Administrative Agent, the Majority Group Agents and (if an amendment) the Originators, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Originator may amend, waive or otherwise modify any other Transaction Document executed by it without the written consent of the Buyer, the Administrative Agent and the Majority Group Agents.

SECTION 8.2 No Waiver; Remedies.

(a) No failure on the part of the Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If an Event of Termination has occurred and is continuing, the Buyer (or Administrative Agent as assignee of the Buyer’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Assets)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Applicable Law. Each Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 9.04 and 10.01 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, MUFG, individually and as Administrative Agent, and each Purchaser Party and Group Agent, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, from time to time during the continuance of an Event of Termination, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of such party, against all due but unpaid obligations of such party, now or hereafter existing under this Agreement, to any Affected Person, any Originator Indemnified Party or any other Affected Person.

(b) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to any Originator, and without waiving any of its rights under any of the Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(c) The Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

SECTION 8.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and e-mail) and faxed, emailed or delivered to each party hereto, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.

SECTION 8.4 Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. Each Originator acknowledges that the Buyer’s rights under this Agreement may be assigned to MUFG, the Administrative Agent or another Purchaser under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by MUFG, the Administrative Agent or another Purchaser to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that MUFG, individually and as Administrative Agent and as a Purchaser and the other Affected Persons and each of their respective successors and permitted assigns are express third party beneficiaries of this Agreement.

SECTION 8.5 Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or the Buyer pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12, 8.14 and 8.16 shall survive any termination of this Agreement.

SECTION 8.6 Costs, Expenses and Taxes. In addition to its obligations under Section 7 hereof, each Originator, jointly and severally, agrees to pay on demand: (a) all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and the fees and charges of any Rating Agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document and (b) all stamp, franchise and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Transaction Documents, and agrees to indemnify each Originator Indemnified Party and their respective Affiliates against any liabilities for, or resulting from any delay in paying (or failure to pay), such Taxes and fees. In addition, each Originator agrees to pay on demand all reasonable out-of-pocket and documented costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement.

SECTION 8.7 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.8 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER IN THE RECEIVABLES OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH ORIGINATOR AND THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 14.06 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12 No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against the Buyer, or join any other Person in instituting against the Buyer, any proceeding of the type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by the Buyer to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after the Buyer has satisfied all obligations then due and owing under the Receivables Purchase Agreement).

SECTION 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of the Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of the Buyer.

SECTION 8.14 Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of each Originator’s right, title and interest in and to the Receivables, the Related Assets and all the proceeds of all of the foregoing to the Buyer pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. Notwithstanding the foregoing, each Originator does hereby grant, to the Buyer a security interest to secure such Originator’s obligations hereunder in all of such Originator’s now or hereafter existing right, title and interest in, to and under the Receivables, the Related Assets and all the proceeds of all of the foregoing and that this Agreement shall constitute a security agreement under Applicable Law.

SECTION 8.15 Binding Terms in Other Transaction Documents. Each Originator hereby makes for the benefit of the Administrative Agent, each Purchaser, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to such Originator in any other Transaction Document, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.16 Joint and Several Liability. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of each of the Originators hereunder.

SECTION 8.17 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DAYFORCE US, INC., as an Originator and as U.S. Trade Servicer

By:
Name:
Title:

DAYFORCE LICENSING LLC, as an Originator

By:
Name:
Title:

DAYFORCE NATIONAL TRUST BANK., as Earned Pay Servicer

By:
Name:
Title:

DAYFORCE RECEIVABLES LLC, as Buyer

By:
Name:
Title:

S-1	U.S. Purchase and Sale Agreement

Schedule I

LIST AND LOCATION OF EACH ORIGINATOR

Originator	Location
Dayforce Licensing LLC	Delaware
Dayforce US, Inc.	Delaware

Schedule 1, Page 1

ANNEX 1

UCC DETAILS SCHEDULE

(1) Dayforce Licensing LLC:

(a)	Chief Executive Office

3311 East Old Shakopee Road

Minneapolis, Minnesota

(b)	Locations Where Records Are Kept

3311 East Old Shakopee Road

Minneapolis, Minnesota

(c)	Doing Business As Names; Changes in Location or Name

Former name: Ceridian Dayforce Licensing LLC

(d)	Federal Taxpayer ID Number

84-4010679

(e)	Jurisdiction of Organization

Delaware

(f)	True Legal Name

Dayforce Licensing LLC

(g)	Organizational Identification Number

7750663

(2) Dayforce US, Inc.:

(a)	Chief Executive Office

3311 East Old Shakopee Road

Minneapolis, Minnesota

Annex 1, Page 1

(b)	Locations Where Records Are Kept

3311 East Old Shakopee Road

Minneapolis, Minnesota

(c)	Doing Business As Names; Changes in Location or Name

Former names: Ceridian HRS, Inc.; Ceridian HCM, Inc.

(d)	Federal Taxpayer ID Number

59-3228107

(e)	Jurisdiction of Organization

Delaware

(f)	True Legal Name

Dayforce US, Inc.

(g)	Organizational Identification Number

5275676

Annex 1, Page 2

ANNEX 2

NOTICE INFORMATION

If to an Originator, to the following, as applicable:

Dayforce US Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota

Attention: Erika Eichten

Tel: 952-548-1379

Email: Erika.eichten@dayforce.com

If to the Buyer:

Dayforce Receivables LLC

3311 East Old Shakopee Road

Minneapolis, Minnesota

Attention: Erika Eichten

Tel: 952-548-1379

Email: erika.eichten@dayforce.com

With a copy to each Purchaser and Administrative Agent at their respective addresses set forth in the Receivables Purchase Agreement.

Annex 2, Page 1

Exhibit 2.3(e)

FORM OF SUBORDINATED NOTE

NON-NEGOTIABLE SUBORDINATED NOTE

as of [ ], 20__

FOR VALUE RECEIVED, the undersigned, Dayforce Receivables LLC, a Delaware limited liability company (“Buyer”), promises to pay to [_______], a [________] (the “Company”), for the benefit of the Originators (as defined in the Purchase and Sale Agreement referred to below), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid purchase price of all Receivables and Related Assets purchased or acquired and to be purchased or acquired by the Buyer pursuant to the Purchase and Sale Agreement through an increase in the principal amount of this Note. Such amount as shown in the records of [_______], a Delaware limited liability company, as initial U.S. Trade Servicer (in such capacity, the “Servicer”) shall be rebuttable presumptive evidence of the principal amount owing under this note (this “Note”).

1. Purchase and Sale Agreement. This note is one of the Subordinated Notes described in Section 2.3(e) of, and is subject to the terms and conditions set forth in, the U.S. Purchase and Sale Agreement, dated as of September 13, 2024 (as the same may be amended, supplemented, or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among the Company, the other Originators party thereto, the Servicers party thereto, and the Buyer. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer, the Servicer and the Company. In the case of any conflict between the terms of this Note and the terms of the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control.

2. Definitions; Interpretation. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in (or by reference in) the Purchase and Sale Agreement, and this Note shall be interpreted in accordance with Section 1.2 of the Purchase and Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Final Maturity Date” means the date that falls one year and one day after the later of (a) the Purchase and Sale Termination Date and (b) the Final Payout Date.

“Junior Liabilities” means all obligations of the Buyer under this Note or under any other Subordinated Note as described in Section 2.3(e) of the Purchase and Sale Agreement.

“Senior Interest Holders” means, collectively, the Administrative Agent, each Purchaser and the other Affected Persons and their permitted assigns.

“Senior Interests” means (a) the security interest granted to the Administrative Agent in the Sold Assets and Seller Collateral for the benefit of the Secured Parties pursuant to the Receivables Purchase Agreement, (b) the Aggregate Capital, (c) all Seller Obligations and (d) all other obligations of the Buyer to the Senior Interest Holders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due on or before the Final Maturity Date.

Exhibit 2.5, Page 1

“Subordination Provisions” is defined in Section 7 hereof.

3. Interest. Subject to the Subordination Provisions, the Buyer promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day at a variable rate determined to be a fair market rate from time to time by and between Buyer and the Company, with reference to market conditions, which rate shall in no instance be lower than the Base Rate.

4. Interest Payment Dates. Subject to the Subordination Provisions, the Buyer shall pay accrued interest on this Note for each Settlement Period on each Settlement Date (or on such earlier date as Buyer may elect from time to time) and on the Final Maturity Date (or, if any such day is not a Business Day, the next succeeding Business Day). Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty to the extent such payment would be permitted under the Receivables Purchase Agreement.

7. Subordination Provisions. The obligations under this Note are expressly subordinated in right of payment to the payment and performance of the Senior Interests, and any payment hereunder is pari passu in right of payment and performance to all other Junior Liabilities, to the extent and in the manner set forth in the following clauses of this Section 7 (the “Subordination Provisions”). Buyer covenants and agrees, and Company and any other assignee, transferee or pledgee of this Note (collectively, Company and any such other assignee, transferee or pledgee are called the “Holder”), by its acceptance of any sale, assignment, transfer or pledge of this Note, shall be deemed conclusively to have agreed for the benefit of the Senior Interest Holders, to the Subordination Provisions and the Company and each Holder by its acceptance of this Note shall be bound by such provisions:

(a) No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Note except to the extent such payment or other distribution is either (i) permitted under the Receivables Purchase Agreement or (ii) made pursuant to Sections 4 or 6 of this Note.

(b) (i) In the event of any Event of Bankruptcy involving Buyer, and (ii) on and after the occurrence of the Purchase and Sale Termination Date, the Senior Interests shall first be indefeasibly paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Note. In order to implement the foregoing: (A) all payments and distributions of any kind or character in respect of this Note to which the Holder would be entitled except for this subsection 7(b) shall be made directly to the

Exhibit 2.3(e), Page 2

Administrative Agent (for the benefit of the Senior Interest Holders); (B) if the Holder shall timely file a claim or claims in any Event of Bankruptcy for any outstanding amount owed under this Note (and if the Holder does not timely do so, the Administrative Agent may), all payments and other distributions in respect thereof shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash and (C) the Holder hereby irrevocably agrees that Administrative Agent, in the name of the Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Event of Bankruptcy with respect to any and all claims of the Holder relating to this Note, in each case until the Senior Interests shall have been indefeasibly paid and performed in full and in cash. All payments and distributions received by Administrative Agent in respect of this Note, to the extent received in or converted into cash, may be applied by Administrative Agent (for the benefit of the Senior Interest Holders) first, to the payment of any and all expenses (including, without limitation, attorneys’ fees and other legal expenses) paid or incurred by Administrative Agent or the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and second, any balance thereof shall, solely as between any Holder (including Company hereunder) and the Senior Interest Holders, be applied by Administrative Agent toward the payment of the Senior Interests in a manner determined by Administrative Agent to be in accordance with the Receivables Purchase Agreement; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests.

(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Note, other than as expressly permitted by the terms of this Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall immediately be turned over in cash by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests have been indefeasibly paid and performed in full and in cash.

(d) Upon the indefeasible payment in full and in cash of all Senior Interests, the Holder shall be subrogated to the rights of the Senior Interest Holders to receive payments or distributions from the Buyer that are applicable to the Senior Interests until this Note is paid in full and in cash.

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay this Note as and when the same shall become due and payable in accordance with the terms hereof and of the Purchase and Sale Agreement or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders).

(f) Each Holder shall not, until the Senior Interests have been indefeasibly paid in full and in cash: (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Note, or any rights in respect thereof or (ii) convert this Note into an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii) above, the Holder shall have received the prior written consent of the Administrative Agent.

Exhibit 2.3(e), Page 3

(g) Each Holder shall not commence, or join with any other Person in commencing, any proceedings related to an Event of Bankruptcy with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been indefeasibly paid in full and in cash.

(h) If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with any Event of Bankruptcy or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice or demand to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property securing any of the Senior Interests pursuant to, and to the extent set forth in, the Transaction Documents; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests in accordance with the Transaction Documents; (iv) amend, supplement, or otherwise modify any Transaction Document in accordance with the terms thereof; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

(j) The Holder agrees that this Note shall be pari-passu with all other Junior Liabilities.

(k) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon the Senior Interests, or any thereof, or any security therefor.

(l) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of the Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor.

Exhibit 2.3(e), Page 4

(m) These Subordination Provisions constitute a continuing offer from the Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

8. Cumulative Remedies; Amendments, Etc. No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, restatement, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by the Buyer and the Holder and acknowledged and agreed to in writing by Administrative Agent, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

9. Limitation on Interest. Notwithstanding anything in this Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violating applicable federal or state law.

10. Negotiation. This Note is not negotiable.

11. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

12. Captions. Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.

[Signature Follows]

Exhibit 2.3(e), Page 5

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date hereof.

DAYFORCE RECEIVABLES LLC

By:
Name:
Title:

Exhibit 2.3(e), Page 6